Exhibit 99.1

NEWS RELEASE

Contacts:

R. Jeffrey Williams	Scott Brittain
Chief Financial Officer	Corporate Communications Inc.
O’Charley’s Inc.	(615) 254-3376 ext. 308
(615) 782-8982

O’CHARLEY’S ANNOUNCES INTENT TO VOLUNTARILY DELIST FROM THE NASDAQ GLOBAL SELECT MARKET

NASHVILLE, Tenn. — (April 20, 2012) — O’Charley’s Inc. (NASDAQ:CHUX) announced today that it has submitted written notice to the Nasdaq Global Select Market (the “Nasdaq”) of its intention to voluntarily delist its common stock, no par value, from the Nasdaq. The Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on April 30, 2012 to delist its common stock. The common stock will continue to be listed through May 9, 2012 and will no longer be listed on May 10, 2012. The Company intends to file a Form 15 with the SEC on or about May 10, 2012 in order to terminate the registration of the common stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to notify the SEC of the automatic suspension of its public reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

As previously announced, Fidelity National Financial, Inc. (“Fidelity”), through its wholly-owned subsidiary, Fred Merger Sub Inc. (“Merger Sub”), acquired approximately 86% of the outstanding shares of the Company’s common stock following the successful completion of a tender offer (the “Tender Offer”) for all of the outstanding shares of common stock. Subsequent to Merger Sub’s exercise of its option to purchase newly-issued shares of common stock directly from the Company, Fidelity and Merger Sub acquired an aggregate ownership of over 90% of the outstanding shares of the Company’s common stock on a fully-diluted basis. Pursuant to the previously disclosed Agreement and Plan of Merger, dated as of February 5, 2012, among Fidelity, the Company, and Merger Sub, Fidelity intends to complete its acquisition of the Company by effecting a short form merger (the “Merger”) on or about May 9, 2012 in accordance with the provisions of the Tennessee Business Corporation Act. Pursuant to the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Fidelity. Each share of the Company’s common stock outstanding immediately prior to the effective time of the Merger that was not accepted for payment pursuant to the Tender Offer (other than shares held by Fidelity or any

- MORE -

O’Charley’s Announces Intent to Voluntarily Delist from the Nasdaq Global Select Market

April 20, 2012

subsidiary of Fidelity, including Merger Sub, which shares will be cancelled without any conversion) will, at the effective time of the Merger, be converted into the right to receive $9.85 per share net to the shareholder in cash, without interest and less any required withholding taxes. As a result of the Merger, the Company will become a wholly-owned subsidiary of Fidelity and a trading market for the Company’s common stock will no longer exist. Additionally, upon the delisting, the Company will qualify to terminate the registration of its common stock under Section 12 of the Exchange Act and exit the SEC periodic reporting system. The common stock will not be listed or registered on another national securities exchange or for quotation in a quotation medium.

As of the date of the filing of the Form 15, the Company’s obligation to file certain reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will be immediately suspended, and other filing requirements will terminate upon the effectiveness of the deregistration, which should occur 90 days after the filing of the Form 15.

About O’Charley’s Inc.

O’Charley’s Inc., headquartered in Nashville, Tennessee, is a multi-concept restaurant company that operates or franchises a total of 342 restaurants under three brands: O’Charley’s, Ninety Nine Restaurants, and Stoney River Legendary Steaks. The O’Charley’s concept includes 227 restaurants in 18 states in the Southeast and Midwest, including 221 company-owned and operated O’Charley’s restaurants, and 6 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Ninety Nine concept includes 105 restaurants throughout New England and upstate New York. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Stoney River Legendary Steaks concept includes 10 restaurants in six states in the Southeast and Midwest. This steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of O’Charley’s Inc. by Fidelity National Financial, Inc. and its affiliates. These statements are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results of the transaction could vary materially as a result of a number of factors, including: unexpected delays or impediments to the merger of the Company and Merger Sub; the effects of disruptions from the transaction; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the

- MORE -

O’Charley’s Announces Intent to Voluntarily Delist from the Nasdaq Global Select Market

April 20, 2012

Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended December 25, 2011 and quarterly and current reports on Form 10-Q and 8-K, as well as the solicitation/recommendation statement on Schedule 14D-9 filed by the Company, together with any amendments or supplements thereof. These forward-looking statements reflect the Company’s expectations as of the date of this press release. The Company undertakes no obligation to update the information provided herein.

- END -